EXECUTION

EXCHANGE TRUST AGREEMENT

This EXCHANGE TRUST AGREEMENT (this “Agreement”) dated as of December 1, 2007, is executed by and among Structured Asset Securities Corporation, as depositor (the “Depositor”) and Wells Fargo Bank, N.A., solely in its capacity as trustee pursuant to the Underlying Trust Agreement (as defined below) (the “Trustee”).

WITNESSETH

WHEREAS, the Depositor, the Trustee, Aurora Loan Services, LLC, as Master Servicer and Risk Management Group, LLC, as credit risk manager, have entered into a Trust Agreement (the “Underlying Trust Agreement”) dated as of December 1, 2007 establishing BNC Mortgage Loan Trust 2007-4 (the “Underlying Trust”);

WHEREAS, the Underlying Trust has issued a series of certificates known as Mortgage Pass-Through Certificates, Series 2007-4, evidencing the entire beneficial interest in the Underlying Trust;

WHEREAS, the Exchange Classes and Exchangeable Classes (each as defined herein) will be issued hereunder and will represent ownership interests in the Related REMIC Classes (as defined herein);

WHEREAS, all or a portion of the Exchange Classes may be exchanged for the related Exchangeable Classes and vice versa; and

WHEREAS, the parties hereto desire to create this Trust to issue the Exchange Classes and the Exchangeable Classes subject to the terms and conditions set forth herein.

NOW THEREFORE, the parties to this Agreement, in the several capacities hereinabove set forth, do hereby declare and establish this Agreement and do hereby undertake and otherwise agree as follows:

ARTICLE I

DEFINED TERMS

Capitalized terms used and not defined herein shall have the respective meanings assigned to them in the Underlying Trust Agreement and the rules of construction set forth therein shall apply hereto. In addition, whenever used in this Agreement, the following words and phrases, unless the context otherwise requires, shall have the following meanings:

“Aggregate Denomination”: As to any Class and date of determination, the aggregate of the denominations of the Outstanding Certificates of such Class on such date.

“Authorized Officer”: The Chairman of the Board, the President or any Executive Vice President, Senior Vice President or Vice President.

“Certificate”: A grantor trust pass-through security issued hereunder in a book-entry form as authorized by this Agreement.

“Certificate Registrar”: For the purposes of this Agreement, the Trustee appointed pursuant to the Underlying Trust Agreement which shall act as Certificate Registrar under this Agreement subject to the terms and conditions and entitled to the same rights, protections and indemnities set forth in the Underlying Trust Agreement.

“Class”: Each Class of Certificates issued or issuable hereunder as set forth in Section 2.02 hereto and each REMIC Class issued under the Underlying Trust Agreement.

“Class Distribution Amount”: As to each Exchange Class and Exchangeable Class and any Distribution Date, an amount equal to the aggregate of the Class Interest Distribution Amount and Class Principal Distribution Amount if any on such date. As to each Related REMIC Class on any Distribution Date, the sum of (i) the Current Interest and any Carryforward Interest (each as defined in the Underlying Trust Agreement) distributable to such Class pursuant to the Underlying Trust Agreement on such date; and (ii) the amount of principal distributable to such Class pursuant to the Underlying Trust Agreement on such date.

“Class Interest Distribution Amount”: As to each Exchange Class and Exchangeable Class, and each Distribution Date, an amount equal to the sum of (i) Current Interest and (ii) any Carryforward Interest (each as defined in the Underlying Trust Agreement) for such Class.

“Class Principal Amount”: With respect to any Exchange Class or Exchangeable Class (other than any Notional Class), at any time, the aggregate of the Certificate Principal Amounts of all Outstanding Certificates of such Class.

“Class Principal Distribution Amount”: As to each Exchange Class and Exchangeable Class (other than any Notional Classes), and each Distribution Date, an amount as to principal equal to (i) the concurrent distribution of principal in respect of each Related REMIC Class multiplied by (ii) a fraction, the numerator of which is the Aggregate Denomination of such Class and the denominator of which is the Initial Authorized Denomination of such Class.

“Code”: The Internal Revenue Code of 1986, as amended, including any successor or amendatory provisions.

“Distribution Date”: As to any Exchange Class and Exchangeable Class, the Distribution Date for the Related REMIC Classes.

“Exchange Options”: Any allowable exchanges of Certificates as set forth on Appendix A.

“Exchange Classes” or “Exchange Certificates”: Each Class of Certificates identified as such in Appendix A hereto and issued hereunder.

“Exchangeable Classes” or “Exchangeable Certificates”: Each Class of Certificates identified as such in Appendix A hereto and issued hereunder.

“Initial Authorized Denomination”: With respect to any Class and Exchange Option, the amount set forth with respect to such Class and such Exchange Option in Appendix A under the heading “Maximum Balance” or “Maximum Original Balance.”

“Issue Date”: January 8, 2008.

“Notional Amount”: With respect to any Notional Exchange Classes, as set forth in Appendix A hereto.

“Notional Exchangeable Classes”: Any of the Class A2B, Class A3B, Class A4B, Class M1B, Class M2B, Class M3B, Class M4B, Class M5B or Class M6B Certificates.

“Outstanding Certificate”: Any Outstanding Exchange Certificate and Outstanding Exchangeable Certificate.

“Outstanding Exchange Certificate”: Any Exchange Certificate issued on the Issue Date; provided, however, that upon the exchange of any Exchange Certificate pursuant to Section 2.03 hereof, the Exchange Certificate so exchanged shall be deemed no longer to be an Outstanding Exchange Certificate, and the Exchangeable Certificate issued in exchange therefor shall be deemed to be an Outstanding Exchangeable Certificate.

“Outstanding Exchangeable Certificate”: Any Exchangeable Certificate issued on the Issue Date; provided, however, that upon the exchange of any Exchangeable Certificate pursuant to Section 2.03 hereof, the Exchangeable Certificate so exchanged shall be deemed no longer to be an Outstanding Certificate, and each Exchange Certificate issued in exchange therefor shall be deemed to be an Outstanding Exchange Certificate.

“Paying Agent”: For the purposes of this Agreement, the Trustee appointed pursuant to the Underlying Trust Agreement which shall act as Paying Agent under this Agreement subject to the same terms and conditions and entitled to the same rights, protections and indemnities set forth in the Underlying Trust Agreement.

“Prospectus”: The prospectus dated November 26, 2007, as supplemented by a prospectus supplement dated January 8, 2008, relating to the BNC Mortgage Loan Trust, Mortgage Pass-Through Certificates Series 2007-4.

“Realized Loss Allocation Amount”: As to each Exchange Class or Exchangeable Class and Distribution Date, an amount equal to the aggregate of the Realized Losses on such Distribution Date in respect of the Related REMIC Class or Classes multiplied by a fraction, the numerator of which is equal to the Aggregate Denomination of such Exchange or Exchangeable Class at the close of business on the related Record Date and the denominator of which is the Initial Authorized Denomination with respect to such Class.

“Related REMIC Class”: As to any Exchange Class (and each Exchangeable Class of the same Exchange Option), the REMIC Class with the identical Class designation as such Exchange Class.

“REMIC Class” or “REMIC Certificates”: Each of the following Classes of Certificates issued under the Underlying Trust Agreement in uncertificated form: the Class A2, Class A3, Class A4, Class M1, Class M2, Class M3, Class M4, Class M5 and Class M6 Certificates.

“Trust”: The trust created by this Agreement, the corpus of which consists of the Trust Fund.

“Trust Account”: As defined in Section 3.02 hereof.

“Trust Fund”: The corpus of the trust created by this Agreement, consisting of the Trust Account and the uncertificated interests in the REMIC Certificates issued by the Underlying Trust and all payments thereon and all rights thereunder.

“Underlying Trust”: As defined in the Preamble hereof.

“Underwriting Agreement”: The Underwriting Agreement Standard Terms, dated as of December 21, 2005, as supplemented by the Terms Agreement, dated as of January 8, 2008, each by and between the Depositor and Lehman Brothers Inc.

“WHFIT”: A “widely held fixed investment trust” as that term is defined in Treasury Regulations section 1.671-5(b)(22) or successor provisions.

“WHFIT Regulations”: Treasury Regulations section 1.671-5, as amended.

“WHMT”: A “widely held mortgage trust” as that term is defined in Treasury Regulations section 1.671-5(b)(23) or successor provisions.

ARTICLE II

THE TRUST

Section 2.01. Acceptance of REMIC Certificates. The Trustee acknowledges (i) the transfer and assignment to the Trustee of any uncertificated interests in the REMIC Certificates pursuant to Section 3.10 of the Underlying Trust Agreement and (ii) any transfer and assignment of certificated REMIC Certificates, and hereby declares that it will hold the same in trust for the Certificateholders on the terms in this Agreement contained.

Section 2.02. Certificates. The Certificates authorized by this Agreement shall consist of each Exchange Class and Exchangeable Class having the characteristics specified or determined as provided in Appendix A and the Underlying Trust Agreement, and otherwise shall be subject to the terms and provisions set forth herein.

Section 2.03. Exchanges. Certificates shall be exchangeable on the books of DTC, on and after the Closing Date, by notice to the Trustee and under the terms and conditions hereinafter set forth.

In the case of each Exchange Option, Exchange Certificates in such Exchange Option shall be exchangeable for Exchangeable Certificates related to such Exchange Option in respective denominations determined based on the proportion that the initial Certificate Principal Amount of such Exchange Certificates bears to the original Certificate Principal Amount (or original Notional Amount in the case of Notional Exchangeable Classes) of the related Exchangeable Certificates, as set forth in Appendix A. Upon any such exchange the portions of the Exchange Certificates designated for exchange shall be deemed cancelled and replaced by the Exchangeable Certificates issued in exchange therefor. Correspondingly, Exchangeable Certificates related to an Exchange Option may be further designated for exchange for Certificates of the Exchange Classes in such Exchange Option in the respective denominations determined based on the proportion that the initial Certificate Principal Amount (or initial Notional Amount in the case of Notional Exchangeable Classes) of such Exchangeable Certificates bear to the original Certificate Principal Amount of the related Exchange Certificates, as set forth in Appendix A. There shall be no limitation on the number of exchanges authorized pursuant to this Section 2.03, and, except as set forth below, no fee or other charge shall be payable to the Trustee or DTC in connection therewith.

Upon the presentation and surrender by any Holder of its Certificates in the appropriate combination as set forth on Appendix A, such Holder shall hereunder transfer, assign, set over and otherwise convey to the Trustee, all of such Holder’s right, title and interest in and to such Certificates, including all payments of interest thereon received after the month of the date specified in the notice (as described in the immediately succeeding paragraph) relating to such exchange.

In order to effect an exchange of Certificates, the Certificateholder shall provide notice to the Trustee (substantially in the form of Exhibit I hereto) in writing or by e-mail at GCTSSPGTEAMC-1@wellsfargo.com, Rebecca.A.Lisi@wellsfargo.com and Scott.Runkles@wellsfargo.com no later than two Business Days before the proposed exchange date. The exchange date may be any Business Day from and including the 25th day of the month to the second to the last Business Day of the month subject to the Trustee’s approval. The notice must be on the Certificateholder’s letterhead, carry a medallion stamp guarantee and set forth the following information: the CUSIP number of both Certificates to be exchanged and Certificates to be received; outstanding Certificate Principal Amount or Notional Amount and the original Certificate Principal Amount or Notional Amount of the Certificates to be exchanged; the Certificateholder’s DTC participant number; and the proposed exchange date. After receiving the notice, the Trustee shall e-mail the Certificateholder with wire payment instructions relating to the exchange fee. A notice becomes irrevocable on the second Business Day before the proposed exchange date.

Notwithstanding any other provision herein set forth, a fee shall be payable to the Trustee in connection with each exchange equal to $5,000 for each exchange request.

The Trustee shall make the first distribution on an Exchange Certificate or an Exchangeable Certificate received in an exchange transaction on the Distribution Date in the following month to the Certificateholder of record as of the close of business on the last day of the month of the exchange.

Section 2.04. Delivery of Instruments. The Trustee shall furnish to each Holder, upon request, copies of this Agreement, without attachments, applicable to the Certificate(s) held by such Holder.

ARTICLE III

CERTIFICATES; DISTRIBUTIONS

Section 3.01. Issuance of Certificates. The Classes of Certificates issued hereunder shall be issued in book-entry form and shall be maintained in the names of the record owners thereof as entries on the books of DTC. Such Certificates shall be in authorized denominations set forth herein and in the Underlying Trust Agreement.

Section 3.02. Trust Account. On or before the Issue Date, the Trustee shall either (i) open with a depository institution one or more trust accounts in the name of the Trustee on behalf of the Trust Fund that shall collectively be the “Trust Account,” (ii) in lieu of maintaining any such account or accounts, maintain the Trust Account by means of appropriate entries on its books and records designating all amounts credited thereto in respect of the REMIC Certificates and all investments of any such amounts as being held by it in its capacity as Trustee for the benefit of the Holders of the Certificates or (iii) maintain the Trust Account in the form of any combination of accounts or book entries described in clauses (i) and (ii) above. Any manner or manners in which the Trust Account is maintained may at any time be changed without notice to, or the approval of Holders of, the Certificates so long as funds held in the Trust Fund by, or for the account of, the Trustee shall at all times be identified. To the extent that the Trust Account is maintained by the Trustee in the manner provided for in clause (ii) above, all references herein to deposits and withdrawals from the Trust Account shall be deemed to refer to credits and debits to the related books of the Trustee.

The Trustee shall deposit in the Trust Account all distributions in respect of the REMIC Certificates received by it as Trustee hereunder. All such distributions deposited from time to time in the Trust Account and all investments made with such moneys, including all income or other gain from such investments, shall be held by the Trustee in the Trust Account as part of the Trust Fund as herein provided, subject to withdrawal by the Trustee for distributions on the Certificates.

Section 3.03. Distributions. On each Distribution Date, the Trustee shall withdraw from the Trust Account the Class Distribution Amount for each Class and shall cause the Paying Agent to make the appropriate distributions to the Holders of each such Class of Outstanding Exchange Certificates and Outstanding Exchangeable Certificates. All distributions of such Class Distribution Amount that are made with respect to a particular Class shall be made pro rata among all Certificates of such Class in proportion to their respective Certificate Principal Amount (or Notional Amount, in the case of Notional Exchangeable Classes), with no preference or priority of any kind.

Section 3.04. Allocation of Realized Losses. On each Distribution Date, the Realized Loss Allocation Amount for each Exchange Class and Exchangeable Class shall be applied to such Class in reduction of the Class Principal Amount (or Class Notional Amount, in the case of Notional Exchangeable Classes) thereof.

ARTICLE IV

LIMITATION OF LIABILITY

The Trustee shall be entitled to the same rights, protections and indemnities afforded to it under the Underlying Trust Agreement.

ARTICLE V

THE TRUSTEE

In the event that the Trustee, as holder of the REMIC Certificates, is requested to vote in respect of any matter arising under the Underlying Trust Agreement that requires the vote of Holders of Certificates outstanding thereunder, the Trustee shall vote such REMIC Certificates in such amounts and proportions as shall reflect instructions received from Holders of any Outstanding Exchange Certificates and Outstanding Exchangeable Certificates; provided, that absent receipt of such instructions, the Trustee shall abstain from voting. The Trustee shall promptly notify the Holders of any outstanding Exchange Certificates of any such matter requiring their vote or consent.

ARTICLE VI

TERMINATION

The obligations and responsibilities of the Trustee shall terminate as to the Trust upon the same terms and conditions as the Underlying Trust pursuant to the Underlying Trust Agreement.

ARTICLE VII

SUPPLEMENTAL AGREEMENTS

This Agreement may be amended or supplemented from time to time by the Depositor and the Trustee upon the same terms and conditions as the Underlying Trust Agreement may be amended or supplemented.

ARTICLE VIII

MISCELLANEOUS

Section 8.01. Certificateholders. The death of incapacity of any Certificateholder shall neither operate to terminate this Agreement, nor entitle such Certificateholder’s legal representative or heirs to claim an accounting or to take any action or proceeding in any court for a partition or winding-up of the affairs of the Trust Fund, nor otherwise affect the rights, duties and obligations of any of the parties to this Agreement.

Except as provided in Article V and Article VII, no Certificateholder shall have any right to vote or in any manner otherwise control the operation and management of the Trust Fund or the obligations of the parties hereto, nor shall anything herein set forth, or contained in the terms of the Certificates, be construed so as to constitute the Certificateholders from time to time as partners or members of an association; nor shall any Certificateholder be under any liability to any third person by reason of any action taken by the parties to this Agreement pursuant to any provision hereof.

No Certificateholder shall have any right, by virtue of any provision of this Agreement, to institute any suit, action or proceeding in equity or at law upon or under or with respect to this Agreement unless an Event of Default shall have occurred and be continuing in respect of this Agreement. It is understood and intended, and is expressly covenanted by each Certificateholder with every other Certificateholder and the Trustee, that no one or more Holders of Certificates shall have any right in any manner whatever by virtue of any provision of this Agreement to affect, disturb or prejudice the rights of the Holders of any other such Certificates, or to obtain or seek to obtain priority over or preference to any other such Holder, or to enforce any right under this Agreement, except in the manner herein provided and for the equal, ratable and common benefit of all Certificateholders. For the protection and enforcement of the provisions of the Section, each and every Certificateholder and the Trustee shall be entitled to such relief as can be given either at law or in equity.

Section 8.02. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO ITS CONFLICT OF LAW PROVISIONS (OTHER THAN SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW), AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

Section 8.03. Demands, Notices and Communications. All formal demands, notices and communications by and among the Trustee, the Certificate Registrar, the Paying Agent and the Holder of any Certificate shall be in writing and delivered in person or by first class mail, postage prepaid, or by facsimile to the Trustee at its address or facsimile number set forth in the Underlying Trust Agreement. Any notice so mailed within the time prescribed in this Agreement shall be conclusively presumed to have been duly given whether or not the Person to whom such notice shall have been directed receives such notice.

Section 8.04. Severability of Provisions. If any one or more of the covenants, agreements, provisions or terms of this Agreement shall be for any reason whatsoever held invalid, then such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement or of the Certificates or the rights of the Holders thereof.

Section 8.05. Tax Status and Reporting. (a) It is the intended that the Trust Fund created hereunder be considered a “grantor trust” under the Code and a WHFIT that is a WHMT. The Trustee will report as required under the WHFIT Regulations to the extent such information as is reasonably necessary to enable the Trustee to do so is provided to the Trustee on a timely basis. The Trustee can assume that the DTC is the only middleman listed as the registered holder for the related Certificates. The Trustee shall not be liable for any tax reporting penalties that may arise under the WHFIT Regulations as a result of the Depositor incorrectly determining the status of the Trust Fund as a WHFIT.

(b) The Trustee shall report required WHFIT information using the accrual method. The Trustee shall make available WHFIT information to holders annually. In addition, the Trustee will not be responsible or liable for providing subsequently amended, revised or updated information to any holder, unless requested by the holder.

(c) The Trustee shall not be liable for failure to meet the reporting requirements of the WHFIT Regulations nor for any penalties thereunder if such failure is due to: (i) the lack of reasonably necessary information being provided to the Trustee, (ii) incomplete, inaccurate or untimely information being provided to the Trustee or (iii) the inability of the Trustee, after good faith efforts, to alter its existing information reporting systems to capture information necessary to fully comply with the WHFIT Regulations for the 2008 calendar year. Each owner of a Certificate representing, in whole or in part, beneficial ownership of an interest in a WHFIT, by acceptance of its interest in such Certificate, will be deemed to have agreed to provide the Trustee with information regarding any sale of such Certificate, including the price, amount of proceeds and date of sale. Absent receipt of such information, and unless informed otherwise by the Depositor, the Trustee may assume there is no secondary market trading of WHFIT interests.

(d) To the extent required by the WHFIT Regulations, the Trustee shall use reasonable efforts to publish on an appropriate website the CUSIPs for the Certificates that represent ownership of a WHFIT. The CUSIPs so published will represent the Rule 144A CUSIPs. The Trustee shall make reasonable good faith efforts to keep the website accurate and updated to the extent CUSIPs have been received. Absent the receipt of a CUSIP, the Trustee shall use a reasonable identifier number in lieu of a CUSIP. The Trustee shall not be liable for investor reporting delays that result from the receipt of inaccurate or untimely CUSIP information.

(e) For federal income tax purposes, the grantor trust created hereunder shall have a calendar year taxable year. The Trustee shall prepare or cause to be prepared and shall file or cause to be filed with the Internal Revenue Service and applicable state or local tax authorities, income tax information returns for each taxable year with respect to the grantor trust.

IN WITNESS WHEREOF, the parties hereto hereby execute this Agreement, as of the day and year first above written.

WELLS FARGO BANK, N.A.,
solely in its capacity as Trustee

By:        /s/ Martin Reed
Name:        Martin Reed
Title:          Vice President

STRUCTURED ASSET SECURITIES
CORPORATION,
in its capacity as Depositor

By:       /s/ Nicholas Stimola
Name:       Nicholas Stimola
Title:         Vice President

APPENDIX A

Available Exchange Options

Exchange Certificates		Exchangeable Certificates
Exchange Options	Maximum Initial Principal Balance (1)	Class	Maximum Initial Principal Balance/Initial Notional Amount(1)	Principal Type	Interest Type(2)

Exchange Option 1
A2	$45,455,000	A2A	$45,455,000	Senior, Sequential Pay	Variable
		A2B	$45,455,000	Senior, Interest-Only	Fixed Rate
Exchange Option 2
A3	$75,129,000	A3A	$75,129,000	Senior, Sequential Pay	Variable
		A3B	$75,129,000	Senior, Interest-Only	Fixed Rate
Exchange Option 3
A4	$96,481,000	A4A	$96,481,000	Senior, Sequential Pay	Variable
		A4B	$96,481,000	Senior, Interest-Only	Fixed Rate
Exchange Option 4
M1	$21,653,000	M1A	$21,653,000	Subordinated	Variable
		M1B	$21,653,000	Subordinated, Interest-Only	Fixed Rate
Exchange Option 5
M2	$14,178,000	M2A	$14,178,000	Subordinated	Variable
		M2B	$14,178,000	Subordinated, Interest-Only	Fixed Rate
Exchange Option 6
M3	$6,702,000	M3A	$6,702,000	Subordinated	Variable
		M3B	$6,702,000	Subordinated, Interest-Only	Fixed Rate
Exchange Option 7
M4	$6,960,000	M4A	$6,960,000	Subordinated	Variable
		M4B	$6,960,000	Subordinated, Interest-Only	Fixed Rate
Exchange Option 8
M5	$6,186,000	M5A	$6,186,000	Subordinated	Variable
		M5B	$6,186,000	Subordinated, Interest-Only	Fixed Rate
Exchange Option 9
M6	$4,124,000	M6A	$4,124,000	Subordinated	Variable
		M6B	$4,124,000	Subordinated, Interest-Only	Fixed Rate

(1)
Exchange Certificates and Exchangeable Certificates in any Exchange Option shall be exchanged only in the proportion that the maximum initial principal balances or maximum initial notional amounts of such certificates bear to one another as shown above.

(2)	Subject to applicable net funds cap or adjusted net funds cap, as described in the Underlying Trust Agreement.

A-1

EXHIBIT I

FORM OF EXCHANGE LETTER

___, 20__

Wells Fargo Bank, N.A.
Sixth Street and Marquette Avenue
Minneapolis, Minnesota 55479
Attention: Corporate Trust Services, BNC 2007-4

Re:	BNC Mortgage Loan Trust 2007-4,
Mortgage Pass-Through Certificates, Series 2007-4

Ladies and Gentlemen:

Pursuant to the terms of the Exchange Trust Agreement dated as of December 1, 2007 (the “Trust Agreement”), by and among Structured Asset Securities Corporation, as depositor, and Wells Fargo Bank, N.A., as trustee (the “Trustee”), we hereby present and surrender the Certificates specified on Schedule I attached hereto and transfer, assign, set over and otherwise convey to the Trustee, all of our right, title and interest in and to such Certificates, including all payments of interest thereon received after [___________], 2007, in exchange for the related Certificates specified on Schedule I attached hereto.

We agree that upon such exchange the portions of the Certificates designated for exchange shall be deemed cancelled and replaced by the Certificates issued in exchange therefor. We confirm that we have paid a fee to the Trustee in connection with such exchange equal to $5,000.

Sincerely,

By:  _____________________________
Name:
Title:

Acknowledged by:

WELLS FARGO BANK, N.A.,
as Trustee

By:  _____________________________
Name:
Title:

SCHEDULE I

[insert the information as to the Exchange Class(es) and Exchangeable Class(es) to be exchanged required by Section 2.04 of the Trust Agreement]